Exhibit 16.1

Certified Public Accountants & Business Consultants
 Bank of America Financial Center - 601 W. Riverside, Suite 1940 - Spokane, WA 99201-0611
509-838-5111   Fax: 509-838-5114 - E-mail: wwpcpas@williams-webster.com

Board of Directors
Texen Oil & Gas, Inc.
Houston, TX

LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT
INFORMATION

Re:   Registration Statement Number 0001102944 on Form SB2.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 29, 2003, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

August 11, 2003